UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 2, 2016

NEULION, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-53620	98-0469479
(Commission File Number)	(IRS Employer Identification No.)

1600 Old Country Road, Plainview, NY	11803
(Address of Principal Executive Offices)	(Zip Code)

(516) 622-8300
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 3, 2016, Roy E. Reichbach was appointed as President and Chief Executive Officer of NeuLion, Inc. (the “Company”). Mr. Reichbach previously served as the Company’s General Counsel and Corporate Secretary.  Mr. Reichbach replaced Dr. Kanaan Jemili, who resigned from his positions as President and Chief Executive Officer. In addition, Mr. Reichbach was re-elected as a director of the Company at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) held on June 2, 2016.

Mr. Reichbach, 54, has been a director of the Company since October 2008.  From October 2008 to June 3, 2016, he served as the General Counsel and Corporate Secretary of the Company, and from December 2003 to June 3, 2016, he served as the General Counsel and Corporate Secretary of NeuLion USA, Inc., a wholly-owned subsidiary of the Company.  Mr. Reichbach is also an Alternate Governor of the New York Islanders on the NHL Board of Governors.  Mr. Reichbach holds a Bachelor of Arts degree from Fordham University and a Juris Doctorate degree from Fordham Law School.

Effective June 3, 2016, Trevor Renfield was appointed as Chief Financial Officer of the Company.  Mr. Renfield replaced Arthur J. McCarthy, who resigned from his position as Chief Financial Officer.  Effective the same day, Tim Alavathil was appointed as Chief Accounting Officer of the Company.

Mr. Renfield, 44, was responsible for financial, accounting and operational leadership of the Company’s Consumer Electronics licensing and MainConcept product lines from January 2015 to June 3, 2016. From May 2014 to January 2015, Mr. Renfield was the Chief Financial Officer of DivX Corporation, which was acquired by the Company on January 30, 2015.  From October 2010 to May 2014, Mr. Renfield served as Chief Accounting Officer at Entropic Communications, Inc. Mr. Renfield is licensed in the State of California as a Certified Public Accountant and holds a Bachelor of Science degree from the University of South Africa.

Mr. Alavathil, 41, was Senior Vice President, Finance of the Company from November 2014 to June 3, 2016.  From September 2005 to October 2014, he was Director, Financial Reporting and Accounting of the Company.  Mr. Alavathil is a licensed Chartered Public Accountant in Canada and holds a Bachelor of Commerce degree from the University of Toronto.

Effective June 3, 2016, Nancy Li, co-founder of the Company, was appointed to the position of Executive Chair of the Board of Directors of the Company (the “Board”).  Charles B. Wang, who had served as Chairman of the Board since 2008, will continue as a Company director. Mr. Wang and Ms. Li were each re-elected as a director at the Annual Meeting.

The above management and Board changes were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, or with the audit committee or the Company’s auditors.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On June 2, 2016, the Company filed its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware for the purpose of increasing the number of authorized shares of common stock from 300 million to 500 million and integrating prior amendments thereto into a single instrument.  The Certificate of Incorporation, which was approved by the stockholders of the Company at the Annual Meeting, became effective on the day of filing.

Item 5.07          Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting on June 2, 2016. Summarized below are the results of the matters voted on at the Annual Meeting:

Matters Voted On	For	Against	Abstain	Broker Non Votes
To elect nine directors of the Company:
Gabriel A. Battista	204,005,696	127,927	84,470	13,875,837
Robert E. Bostrom	204,099,573	34,050	84,470	13,875,837
John A. Coelho	204,100,498	33,125	84,470	13,875,837
James R. Hale	201,527,674	2,615,949	74,470	13,875,837
Shirley Strum Kenny	198,458,514	5,695,109	64,470	13,875,837
David Kronfeld	204,023,701	109,922	84,470	13,875,837
Nancy Li	204,047,948	107,175	62,970	13,875,837
Roy E. Reichbach	204,047,573	96,000	74,520	13,875,837
Charles B. Wang	200,893,925	3,268,148	56,020	13,875,837

To ratify the appointment of EisnerAmper LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016	217,947,357	70,112	76,461	0

To conduct an advisory vote approving executive compensation	203,274,551	901,478	42,064	13,875,837

To approve the proposal to amend and restate the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock from 300 million to 500 million and to integrate it into a single instrument	215,933,293	940,799	1,219,838	0

As a result of the voting at the Annual Meeting, each of the nominees for director named above was re-elected and each of the proposals described above was approved by the Company’s stockholders.

Item 8.01          Other Events.

On June 3, 2016, the Company, through its wholly-owned subsidiary NeuLion, Limited, acquired Saffron Digital Limited, a cloud-based digital video content management and premium video delivery platform company located in London, England, in an all-cash asset transaction.  The value of the acquired customer contracts in 2015 was approximately US$5.1 million.  A press release announcing the acquisition was issued by the Company on June 6, 2016. A copy of such press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

On June 6, 2016, the Company issued a press release announcing the Board of Directors and management changes as described under Item 5.02 of this Form 8-K, a copy of which is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on June 2, 2016

99.1	Press Release announcing the acquisition of Saffron Digital Limited dated June 6, 2016

99.2	Press Release announcing changes to the Board of Directors and management of the Company dated June 6, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEULION, INC.

Date: June 6, 2015	By:	/s/ Roy E. Reichbach
		Name:	Roy E. Reichbach
		Title:	Chief Executive Officer